EXECUTION COPY


          CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE OMISSIONS.

                        EXCLUSIVE DISTRIBUTION AGREEMENT
                        --------------------------------

     This Exclusive Distribution Agreement (the "AGREEMENT") is entered into as of April 21, 2006 (the "EFFECTIVE DATE"), between Savient Pharmaceuticals, Inc., a Delaware corporation having offices at One Tower Center, East Brunswick, New Jersey 08816 ("SAVIENT") and Cytogen Corporation., a Delaware corporation having offices at 650 College Road East, Suite 3100, Princeton, New Jersey 08540 ("CYTOGEN").

                                    RECITALS
                                    --------

     WHEREAS, Savient's wholly owned subsidiary, Rosemont Pharmaceuticals Ltd. ("ROSEMONT"), has developed a tamoxifen oral solution for the treatment of hormonally sensitive breast cancer;

     WHEREAS, Savient owns certain intellectual property relating to Rosemont's proprietary tamoxifen formulation;

     WHEREAS, Savient has registered its oral liquid tamoxifen product in the United States;

     WHEREAS, Cytogen is interested in obtaining an exclusive license to market, promote and sell Savient's tamoxifen product in the United States;

     WHEREAS, on February 8, 2006, the parties executed a letter of intent, which set forth the parties' intention to negotiate and enter into this Agreement; and

     WHEREAS, Savient, Rosemont and Cytogen are entering into a Manufacture and Supply Agreement contemporaneously herewith.

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, Savient and Cytogen mutually agree to as follows:

                                 I. DEFINITIONS

     For the purposes of this Agreement, the following terms, when written with an initial capital letter, shall have the meaning ascribed to them below. All references to particular Appendices, Articles and Sections shall mean the Appendices to, and Articles and Sections of, this Agreement, unless otherwise specified.

     1.1   "ADVERSE EVENT REPORTS" has the meaning set forth in Section 3.2.

     1.2 "AFFILIATES" means any corporation or other business entity controlled by, controlling, or under common control with another entity, with "control" meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity.

     1.3   "APPLICATION" means  a  new  application,   or  a  supplement  or  an
amendment to an existing application, for marketing approval for a Licensed Product in the Territory.

     1.4   "BANKRUPTCY CODE" has the meaning set forth in Section 12.3(c).

     1.5   "BREACHING PARTY" has the meaning set forth in Section 12.2.

     1.6 "COMMERCIAL LAUNCH" means the first commercial sale of a Licensed Product by Cytogen to a Third Party in the Territory after Regulatory Approval in the Territory. For avoidance of doubt, sales of Licensed Product for use in clinical trials and named patient sales shall not be considered in determining the date of Commercial Launch.

     1.7   "COMPETING PRODUCT" has the meaning set forth in Section 4.5.

     1.8 "CONFIDENTIAL INFORMATION" means all proprietary information (including but not limited to trade secrets) and materials (including but not limited to data, results, technical or financial information) disclosed by a party to the other party.

     1.9 "CONTROLLED" means, with respect to any intellectual property right, that the party has a license to such intellectual property right and has the ability to grant to the other party a sublicense to such intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such party would be first required hereunder to grant the other party such sublicense.

     1.10 "COVER" (including variations thereof such as "Covering" or "Covered") means that the manufacture, use, sale, offer for sale, or importation of a particular product would infringe a Valid Claim of a patent in the absence of rights under such patent. The determination of whether a particular product is Covered by particular Valid Claims shall be made on a country-by-country basis.

     1.11  "CYTOGEN KNOW-HOW" has the meaning set forth in Section 8.4.

     1.12  "CYTOGEN PATENTS" has the meaning set forth in Section 2.2.

     1.13  "CYTOGEN TRADE DRESS" has the meaning set forth in Section 9.2.

     1.14  "DISCLOSING PARTY" has the meaning set forth in Section 13.1.

     1.15 "FDA" means the United States Food and Drug Administration and any successor agency thereto, and/or any equivalent foreign governmental agency, depending on the context.

     1.16  "FIELD" means all human oncology uses.

     1.17  "FILING PARTY" has the meaning set forth in Section 10.2(b).

     1.18  "INDEMNIFIED PARTY" has the meaning set forth in Section 15.3.

     1.19  "INDEMNIFYING PARTY" has the meaning set forth in Section 15.3.

     1.20 "JOINT INVENTIONS" means any inventions relating to the Licensed Product, whether patented or not, that are jointly made during the period beginning on the Effective Date and continuing until the end of the Term by at least one (1) Savient employee or person (either under a contractual obligation or under the work-for-hire doctrine) required to assign or license patent rights covering such inventions to Savient or its Affiliate and at least one (1) Cytogen employee or person (either under a contractual obligation or under the work-for-hire doctrine) required to assign or license patent rights covering such inventions to Cytogen or its Affiliate, whether or not other persons are also joint inventors.

     1.21 "JOINT PATENTS" means any patents or patent applications Covering one or more Joint Inventions.

     1.22 "LICENSED HOUSE MARKS" means (i) the corporate names of Savient and its Affiliates, (ii) their trade names, service marks, domain names, and associated logos and designs, and (iii) all trademarks identifying a product line of Savient or its Affiliate, where such mark is owned by Savient or its successor-in-interest and is used in connection with the sale or promotion of Licensed Product in the Territory.

     1.23  "LICENSED  KNOW-HOW"  means,  except as  otherwise  set forth in this
Section 1.23, all inventions, discoveries, trade secrets, information, experience, data, formulas, procedures and results in the Field, and improvements thereon, including any information (whether patented, patentable or otherwise) regarding all product specifications, processes, product designs, plans, trade secrets, ideas, concepts, manufacturing, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, efficacy, stability, quality assurance, quality control and clinical data, research records, compositions, annual product reviews, process validation reports, analytical method validation reports, specifications for stability trending and process controls, testing and reference standards for impurities in and degradation of products, technical data packages, chemical and physical characterizations, dissolution test methods and results, formulations for administration, clinical trial reports, regulatory communications and labeling and all other confidential or proprietary technical and business information, whether written or oral and in whatever format kept of Licensed Product (collectively, "KNOW-HOW IN THE FIELD"), that is owned or Controlled by Savient or its Affiliates as of the Effective Date or that is developed or Controlled by Savient or its Affiliates during the Term, and which Know-How in the Field is reasonably required for using or selling Licensed Product.

     1.24 "LICENSED PATENTS" means all patent applications owned or Controlled by Savient alone or with any Third Party and all patent applications resulting from Joint Inventions Covering the importation, sale or offer for sale of the Licensed Product in the Territory or any foreign jurisdiction or the use of the Licensed Product in the Field, including any addition, continuation, continuation-in-part or division thereof or any substitute application therefor; any patent issued with respect to such patent application, any reissue, extension or patent term extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent. A list of the current Licensed Patents is attached as Schedule 1.24.

     1.25 "LICENSED PRODUCT" means Savient's oral liquid tamoxifen product in all dosage forms and formulations for use in the Field.

     1.26 "LICENSED TRADEMARKS" means all trademarks, and all trademark registrations and applications therefor, and all goodwill associated therewith, owned by Savient (except for any Savient housemarks or trade names) and used in connection with the sale or promotion of Licensed Product in the Territory. A list of such Licensed Trademarks is attached as Schedule 1.26.

     1.27  "LOSSES" has the meaning set forth in Section 15.1.

     1.28  "MINIMUM ROYALTY PAYMENT" has the meaning set forth in Section 6.3.

     1.29 "NET SALES" means the total gross sales of Licensed Product in the Territory invoiced by Cytogen, its Affiliates or sublicensees (other than Savient and its Affiliates hereunder) to Third Parties, net of, where applicable, any deductions specifically related to a Licensed Product and actually allowed, incurred, paid or taken for (1) quantity or trade discounts actually granted, but specifically excluding prompt payment and/or cash discounts; (2) amounts repaid or credited, cash, credit or free goods allowances given by reason of chargebacks, vendor chargebacks, patient vouchers or coupons, retroactive price reductions including, without limitation, any price reductions imposed by courts or governmental authorities, correction of billing errors, and rebates or payments; (3) amounts refunded or credited for Licensed Product that was rejected, spoiled, damaged, outdated, recalled, or returned, or any reasonable returned goods allowance offered in lieu of the right of a customer to return outdated Licensed Product; (4) wholesaler fees under vendor managed inventory agreements and pharmacy benefit management fees for services; (5) actual shipping costs to the extent billed directly by Cytogen to its customers and supported by shipper's invoice; and (6) actual sales tax billed by Cytogen to its customers as a separate line item on an invoice, as documented by actual invoices. If Cytogen, its Affiliates or sublicensees receive non-cash consideration for Licensed Product sold or otherwise transferred (in any event excluding any samples or Promotional Materials) to an independent Third Party that is not an Affiliate of Cytogen, the fair market value of such non-cash consideration on the date of the transfer as known to Cytogen, or as reasonably estimated by Cytogen if unknown, shall be included the Net Sales for such Licensed Product sold or otherwise transferred.

     If a Licensed Product is sold or offered for sale in combination with other products of Cytogen at a price that is reduced or discounted from the normal selling price of Cytogen for such Licensed Product by a percentage that is greater than that offered on such other products, and if that discount is only available with or is conditioned upon the purchase of such other products, the Net Sales determined as provided for in this Section shall be adjusted as if the discount or reduction had been applied to all products of such combination equally. For greater certainty, the amount of (i) any cash or early payment discounts, or (ii) quantity discounts, rebates or allowances, granted or taken with respect to the total sales to a customer for multiple products that include Licensed Product shall not be deducted in calculating Net Sales.

     1.30  "NON-BREACHING PARTY" has the meaning set forth in Section 12.2.

     1.31  "NON-FILING PARTY" has the meaning set forth in Section 10.2(b)

     1.32  "NON-PUBLISHING PARTY" has the meaning set forth in Section 13.5.

     1.33  "PROJECTED  PENETRATION  PERCENTAGE"  has the  meaning  set  forth in
Section 6.3.

     1.34 "NSP" shall mean the net sales price for the Licensed Product in a specified calendar quarter, and shall be calculated by dividing the Net Sales of the Licensed Product during such quarter by the total number of units of Licensed Product sold during such quarter.

     1.35 "PRESCRIBER DATA" shall mean data which measures prescriptions written for the Licensed Product by each Target Prescriber in the Territory during a specified time period from a source mutually agreed in writing by the parties.

     1.36 "PROMOTION" means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering the product for sale. When used as a verb, "Promote" shall mean to engage in such activities.

     1.37  "PROMOTIONAL MATERIALS" has the meaning set forth in Section 9.4.

     1.38 "PROMOTION PLAN" means the then-current marketing and promotion plan established by Cytogen relating to the Promotion of Licensed Product, as further described in Section 4.1(b).

     1.39  "PUBLICATION" has the meaning set forth in Section 13.5.

     1.40  "PUBLISHING PARTY" has the meaning set forth in Section 13.5.

     1.41 "QUARTERLY TRX" shall mean the total number of tamoxifen prescriptions written during a specified calendar quarter, as reported by a reliable, national pharmaceutical market research company mutually agreed upon by the parties.

     1.42 "REASONABLE DILIGENCE" means commercially reasonable efforts consistent with those used by pharmaceutical companies similarly situated to Cytogen in marketing and selling other pharmaceutical products similarly situated to the Licensed Product.

     1.43  "RECEIVING PARTY" has the meaning set forth in Section 13.1.

     1.44  "REGULATORY   APPROVAL"  means   the  granting  of  all  governmental
regulatory approvals required, if any, for the sale of a Licensed Product in a given country or jurisdiction within the Territory.

     1.45  "ROSEMONT"   means  Savient's  wholly  owned   subsidiary,   Rosemont
Pharmaceuticals Ltd.

     1.46  "SUPPLY AGREEMENT" has the meaning set forth in Section 5.1.

     1.47  "TAIL PERIOD" has the meaning set forth in Section 12.9(b).

     1.48 "TERRITORY" means the United States, including its territories and possessions.

     1.49  "TERM" has the meaning set forth in Section 12.1.

     1.50 "THIRD PARTY" means any person or entity other than Savient, Cytogen, and their respective Affiliates.

     1.51 "VALID CLAIM" means a claim in any issued patent that has not been disclaimed or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.

                              II. GRANT OF RIGHTS
                                  ---------------

     2.1   Grants to Cytogen.
           -----------------

           (a) Patent and Know-How License.  Subject to the terms and conditions
               ---------------------------
of this Agreement, Savient grants to Cytogen, during the Term, the exclusive (even as to Savient and its Affiliates) right and license, with the right to sublicense, under the Licensed Know-How and Licensed Patents to import, sell, offer to sell, market, distribute, promote and detail Licensed Product in the Territory solely for use in the Field. If during the Term, Cytogen or its Affiliate challenges the validity or enforceability in the Territory of any patent within the Licensed Patents, then Savient shall have the right (but not the obligation) to terminate all licenses to Cytogen under this Agreement.

           (b) Trademark License.  Subject to  the terms and  conditions of this
               -----------------
Agreement, Savient grants to Cytogen, during the Term, (i) the exclusive right and license, with the right to sublicense, to use the Licensed Trademark(s) solely in connection with the marketing, promotion and sale of the Licensed Product in the Territory for use in the Field, and (ii) the non-exclusive right and license, with the right to sublicense, to use the Licensed House Mark(s) solely in connection with the marketing, promotion and sale of the Licensed Product in the Territory for use in the Field. Cytogen acknowledges that all of its uses of the Licensed Trademark(s) and Licensed House Mark(s) shall inure to the benefit of Savient, and that Cytogen shall not acquire any ownership rights in and to the Licensed Trademark(s) or the Licensed House Mark(s) by virtue of its uses of those trademarks hereunder.

           (c)  Right to Sublicense.  Cytogen  may  sublicense  its  rights  and
                -------------------
licenses granted under Sections 2.1(a) and 2.1(b) to any Affiliate without Savient's written consent. However, Cytogen may sublicense its rights and licenses granted under Sections 2.1(a) and 2.1(b) to a Third Party only with Savient's express written consent, such consent not to be unreasonably withheld, conditioned or delayed. It shall be deemed reasonable to withhold consent to sublicense a Third Party that is actively selling a competitive pharmaceutical product with a similar indication in the Territory. If Cytogen sublicenses its rights and licenses under this Agreement, Cytogen shall nevertheless continue to be liable for the performance of its obligations under this Agreement, and shall be fully responsible for the actions of its sublicensees.

     2.2   Grants   to   Savient.   Cytogen   shall   grant   a   non-exclusive,
           ---------------------
non-royalty-bearing license, during the Term, in the Field, in the Territory, to any Cytogen patents Covering the making, use, importation, sale, offer to sell, marketing, distribution, promotion, detailing or development of Licensed Product where such patents are either (i) owned or Controlled by Cytogen as of the Effective Date, or (ii) mature from any patent applications filed during the Term or claim any inventions conceived or reduced to practice during the Term (collectively, the "CYTOGEN PATENTS"). At Savient's written request, Cytogen shall grant a license (outside the Field, or outside the Territory, or subsequent to the Term of this Agreement) to any Cytogen Patent selected by Savient under fair and reasonable terms to be negotiated by the parties in good faith. The royalty rate or other financial terms of any such license agreement shall be no less favorable to Savient than the royalty rate or financial terms of any license agreement between Cytogen and a Third Party relating to the same Cytogen Patent licensed to Savient. This Section 2.2 shall survive termination of this Agreement.

     2.3   Third Party Licenses.  In the event that Cytogen reasonably  believes
           --------------------
that a Third Party license is required for the making, using, selling, offering to sell, or importing of the Licensed Product in the Territory under such Third Party's intellectual property, it shall so inform Savient and Savient shall have the obligation to obtain such license or sublicense on such terms agreed by the parties in order to avoid infringing the Valid Claim of a Third Party. In the event that Savient fails to obtain such Third Party license for any reason, then Cytogen may obtain such Third Party license, whereupon [**]. In any event, Savient shall be responsible for any royalties or other payments (e.g., milestone payments, etc.) that become due to any Third Party with respect to the making, using, selling, offering to sell, or importing of a Licensed Product in the Field in the Territory (except to the extent such license is needed solely in connection with Detailing, in which case Cytogen shall be solely responsible for any and all costs associated with such license). For clarity, any such payments to a Third Party shall in no event be included in the calculation of the Cost of Goods or as a deduction from Net Sales.

                      III. DEVELOPMENT; REGULATORY ISSUES
                           ------------------------------

     3.1   Development by Savient.
           ----------------------

           (a) Development in the Field.  Savient and/or its Affiliates shall be
               ------------------------
solely responsible, at their sole cost and expense, for obtaining and maintaining Regulatory Approvals for commercial sale of the Licensed Product in the Field in the Territory.

           (b) Labeling  Change.  Savient  shall   use  commercially  reasonable
               ----------------
efforts to file a sNDA (which requests a labeling change that would allow [**]. If Savient fails to file such a sNDA on or before [**], then Cytogen's royalty payment obligation under section 6.2 shall be [**] until such time as Savient files a sNDA. When Savient files such a sNDA (whether or not the FDA ultimately approves the sNDA), the royalty obligation shall be restored to the full royalty rates specified in section 6.2.

           (c) Development in Canada.  If Savient should seek approval to market
               ---------------------
the Licensed Product in Canada, then Cytogen shall have a right of first negotiation to license rights to Licensed Product in Canada. The parties shall negotiate in good faith the terms of such license. The terms of such a license agreement shall include an upfront payment to Savient equal to the greater of [**] times Savient's fully burdened expenses in obtaining marketing authorization in Canada, including the costs of any clinical trials. If after three (3) months of good faith negotiations, the parties are unable to reach agreement on the terms of a license agreement, then Savient shall be free (i) to market, promote, detail and/or sell the Licensed Product in Canada, or (ii) to enter into an agreement with a Third Party to market, promote, detail and/or sell the Licensed Product in Canada.

           (d) Other  Development.  Savient and/or its Affiliates, at their sole
               ------------------
discretion and their sole cost and expense, may develop the Licensed Product for indications outside the Field and/or develop other products for the treatment of breast cancer. If Savient or its Affiliate decides to (i) develop the Licensed Product for indications outside the Field or (ii) develop an oral liquid product for the treatment of breast cancer, then Savient (or its Affiliate, as the case may be) shall keep Cytogen reasonably informed about such clinical development, but Savient shall retain all decision-making authority with regard to such development. In such case, the parties shall negotiate in good faith to amend this Agreement to extend the scope of Cytogen's license to include such other indications or other oral liquid products. If the parties fail to reach agreement on terms relating to the extension of the scope of Cytogen's license, the parties shall negotiate in good faith to amend this Agreement to address the issue of off-label use and cannibalization of sales of the Licensed Product in oncology by the new oral liquid tamoxifen product in the new indication.

           (e) Ownership of Data and Regulatory  Approvals.  Except as otherwise
               -------------------------------------------
set forth in this Agreement, all data and information generated by Savient development activities pursuant to this Section 3.1 shall be owned by Savient and/or its Affiliates and shall be deemed Licensed Know-How. Savient and/or its Affiliates shall own all Regulatory Approvals. Savient shall grant to Cytogen the sole and exclusive right to market the Licensed Product under Savient's and/or its Affiliates' Regulatory Approvals in the Field in the Territory. Cytogen shall own all Prescriber Data, marketing (including the Promotion Plan), sales, distribution and other commercialization data and other marketing, sales, distribution and commercialization information resulting from the distribution of the Licensed Product by Cytogen following the Effective Date. Upon request, Cytogen shall make available to Savient any data or information within Cytogen's (or Cytogen's Affiliates') possession or control that Savient may need to comply with FDA reporting requirements and other regulations; Cytogen shall provide copies of any documents, in electronic or paper form as requested by Savient, within three (3) business days of Savient's request. Upon termination or expiration of this Agreement for any reason other than Savient's breach, Cytogen shall (to the extent that Cytogen has a right to do so) transfer ownership to Savient of all then-current Prescriber Data, marketing (including the Promotion
Plan), sales, distribution and other commercialization data and other marketing, sales, distribution and commercialization information resulting from the distribution of the Licensed Product by Cytogen. If the Agreement is terminated because of Savient's breach, then Savient shall pay Cytogen fair and reasonable compensation to be negotiated in good faith by the parties (but not to exceed Cytogen's reasonable out-of-pocket expenses incurred in transferring such data and information) to compensate Cytogen for its efforts to transfer to Savient the above-described data and information.

     3.2   Adverse Event Reporting.  Cytogen and Savient shall notify each other
           -----------------------
of all information coming into its possession concerning any and all side effects, injury, toxicity, pregnancy or sensitivity event associated with commercial or clinical uses, studies, investigations or tests with Licensed Product, throughout the world, whether or not determined to be attributable to Licensed Product ("ADVERSE EVENT REPORTS"). Each party agrees to share relevant information it receives (either directly or indirectly) with the other party in a timely manner so as to allow such other party to comply with its responsibility to process pharmacovigilance information under this Section 3.2.

                             IV. COMMERCIALIZATION
                                 -----------------

     4.1   Commercialization By Cytogen.
           ----------------------------

           (a) General.  During the Term and in the Territory, Cytogen shall use
               -------
Reasonable Diligence, at its sole cost and expense, for:

               (i) the marketing, Promotion, and Detailing of Licensed Product for use in the Field;

               (ii) accepting and filling orders for Licensed Product received by it or its Affiliates, including the distribution of Licensed Product to fill such orders (provided that Savient shall inform and transfer to Cytogen any and all orders it or its Affiliates receive for the Licensed Products in the Territory);

               (iii) booking all sales of Licensed Product attributable to such orders;

               (iv) managing, and performing visits to, national accounts, including managed care, trade and government accounts;

               (v) responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding Licensed Product, including the distribution of standard medical information letters resulting from the marketing activities of Cytogen's Sales Representatives, provided, however, that the parties shall work together to formulate, and shall mutually agree upon, responses to such inquiries; and

               (vi) any other activities reasonably related to the marketing, Promotion, Detailing, sale or distribution of the Licensed Product, including the handling/processing of returns, refunds, rebates and wholesaler charge-backs and administration of managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts and hospital purchasing contracts.

           (b) Promotion  and  Marketing  Plan.  At  least  [**]  prior  to  the
               -------------------------------
beginning of each calendar year during the Term, Cytogen shall provide to Savient a written Promotion Plan and Savient shall have an opportunity to comment on the proposed plan, which shall include the following information:

               (i) number of Sales Representatives and composition of sales force;

               (ii) projected Details of Target Prescribers for the coming calendar year, broken down by calendar quarter and broken out into First Position Details, Second Position Details and all other Details;

               (iii) a list of Target Prescribers;

               (iv) non-binding budget for Promotion expenses for the coming calendar year, broken down by calendar quarter;

               (v) timing and quantity of distribution of samples of Licensed Product;

               (vi) description of the then-current sales force compensation plan for Cytogen's Sales Representatives, sales managers, directors and other sales supervisors; and

               (vii) Prescriber Data supporting Cytogen's Promotion Plan.

           (c) Updates.  Cytogen  shall keep Savient reasonably  informed of its
               -------
commercialization activities, including any updates to its annual Promotion Plan. Cytogen shall also notify Savient in writing of any significant changes in the market for the Licensed Product (promptly after such change becomes known to Cytogen) and of Cytogen's decision to implement any significant changes in Cytogen's marketing activities (prior to implementation of such changes) related to the Licensed Product.

     4.2   Compliance with Law. Cytogen shall comply with all legal requirements
           -------------------
applicable to the marketing, promotion or sale of the Licensed Product in the Territory, including, without limitation, any applicable statutory or regulatory requirements relating to the Promotional Materials of the Licensed Product in the Territory. Savient shall maintain responsibility for labeling compliance and maintenance of the Licensed Product, and notify Cytogen of any changes to labeling at the time of FDA approval thereof; and Cytogen shall seek Savient's written approval prior to adopting or changing any packaging or labeling for the Licensed Product.

     4.3   Promotional Materials.  Cytogen shall provide  samples of Promotional
           ---------------------
Materials to Savient at the time of first using or distributing of such Promotional Materials in the Territory. Cytogen shall own all right, title and interest in and to any Promotional Materials created by Cytogen relating to the Licensed Products, but excluding the Licensed Trademark(s) and the Licensed House Marks; provided, that the Promotional Materials shall be used exclusively in connection with the Licensed Products in accordance with the terms of this Agreement. All Promotional Materials, including all written communications to prescribers and other healthcare providers and patients, shall be submitted to Savient for review and approval; preliminary drafts of Promotional Materials shall be provided to Savient at least [**] in advance of planned dissemination, and final drafts of Promotional Materials shall be provided to Savient at least [**] in advance of planned dissemination. Where required by law, Savient shall submit Promotional Materials to the FDA (DDMAC) for review and approval or, at Savient's option (but with Cytogen's consent), Savient shall designate Cytogen as Savient's agent for the purpose of submitting Promotional Materials to the FDA (DDMAC). In the event that the FDA issues a letter objecting to any promotional activities by Cytogen that require corrective actions (e.g., issuance of Dear Healthcare Professional letters, recall of Promotional Materials and/or dissemination of corrected Promotional Material), Cytogen will bear all the cost related to these corrective activities.

     4.4   Pricing.  As  between the  parties,  Cytogen  has the  sole  right to
           -------
determine the price for Licensed Product for use in the Field. However, subject to applicable legal requirements and limitations and competitive factors, Cytogen shall use Reasonable Diligence to maximize revenues from sales of the Licensed Product in the Territory.

     4.5   Non-Compete.  During the Term and for a period of [**], Cytogen shall
           -----------
not market, distribute, Promote, Detail or sell any [**] in the Territory. Notwithstanding the above, Cytogen is not precluded from entering into a merger or acquisition of an entity that markets, distributes, Promotes, Details or sells a Competing Product in the Territory, provided that the primary purpose of the merger or acquisition transaction was not to acquire rights to the [*]. However, upon entering into such a transaction, Cytogen shall have [**] of such merger or acquisition to divest any and all [**].

                                V. MANUFACTURING
                                   -------------

     5.1   Commercial Supply. Savient shall ensure that Rosemont shall supply to
           -----------------
Cytogen all its requirements for Licensed Product (including samples and clinical supplies), subject to Cytogen's obligation to make royalty payments in accordance with Section 6.2 and Finished Product Price payments pursuant to the Supply Agreement. Concurrently with this Agreement, Rosemont and Cytogen shall enter into a manufacture and supply agreement, in substantially the form attached hereto as Exhibit A (the "SUPPLY AGREEMENT"), governing the commercial supply of Licensed Product (including samples and clinical supplies) by Rosemont to Cytogen (including the procedures for providing forecasts of Cytogen's requirements, for ordering Licensed Product, and for return and replacement of Licensed Product that does not meet product specifications). For purposes of clarity, all Licensed Product (other than samples and clinical supplies) supplied by Savient and/or Rosemont to Cytogen hereunder shall be in finished form and packaged in primary packaging, ready to sell. If Savient divests Rosemont to a Third Party purchaser, Savient shall ensure that the Third Party purchaser assumes Savient's obligations under this Section 5.1.

                                  VI. PAYMENTS
                                      --------

     6.1   Upfront Payment. Cytogen  shall pay to Savient the sum of two million
           ---------------
dollars ($2,000,000), of which two hundred thousand dollars ($200,000) was paid upon execution of the letter of intent between the parties, and the remainder of which shall be paid within five (5) business days after the Effective Date. This upfront payment shall be non-refundable and non-creditable, and shall be in addition to the other payments set forth below.

     6.2   Royalties. During the Term, Cytogen shall pay Savient royalties based
           ---------
on Cytogen's Net Sales of the Licensed Product. All royalty payments shall be due within [**] after the close of each calendar quarter. Each quarterly royalty payment shall be equal to the applicable royalty rate (as set forth in the table below) multiplied by the Net Sales of Licensed Product for that quarter.


     Annual Net Sales                                     Royalty Rate
     ----------------                                     ------------


     Less than or equal to [**]                               [**]%

     Over [**]                                                [**]%

     6.3   Minimum Royalties.  Beginning  in 2007,  Cytogen  shall  pay  Savient
           -----------------
quarterly minimum royalties equal to [**] multiplied by the Projected Penetration Percentage multiplied by the total number of tamoxifen prescriptions written during such calendar quarter ("QUARTERLY TRX") multiplied by the NSP of the Licensed Product during such calendar quarter ("MINIMUM ROYALTY PAYMENT"). The applicable Projected Penetration Rate shall be determined by reference to the following table:


     Projected Penetration Percentage                          Year
     --------------------------------                          ----

     [**]                                                      [**]

     [**]                                                      [**]

     [**]                                                 [**] and later


           (a) During any quarter in which the royalty payment due Savient as calculated pursuant to Section 6.2 is less than the Minimum Royalty Payment calculated pursuant to this Section 6.3, then Cytogen shall pay Savient the Minimum Royalty Payment rather than the royalty payments due under Section 6.2 .

           (b) For example, if the Quarterly TRx for the first quarter of [**] scripts, and the NSP for that quarter is $[**] per unit, then the Minimum Royalty Payment for that quarter would be [**].

     6.4   Sales Milestone Payments.  Cytogen shall pay to Savient the following
           ------------------------
non-refundable, non-creditable sales milestone payments upon reaching the cumulative sales milestones in the amounts set forth below based on the corresponding cumulative Net Sales of Licensed Products. Each milestone payment is due and payable no later than [**] after the end of the calendar quarter in which each milestone was achieved. For example, after cumulative Net Sales reach [**], Cytogen shall pay $[**] to Savient within [**] after the end of the calendar quarter in which cumulative Net Sales reached [**].


     Cumulative Net Sales                                      Payment
     --------------------                                      -------

     [**]                                                       $[**]

     [**]                                                       $[**]

     [**]                                                       $[**]


     6.5   Third Party License Payments. Cytogen shall be solely responsible for
           ----------------------------
any Third Party license payments required to Detail the Licensed Product. Savient shall be solely responsible for any Third Party license payments required for manufacturing, using, selling, offering to sell, or importing in the Territory of the Licensed Product.

     6.6   Payments on  Termination.  If this  Agreement is terminated  (for any
           ------------------------
reason), Cytogen shall continue to be responsible for payment of any undisputed amounts accrued under this Agreement or the Supply Agreement prior to the date of termination (including any royalty or sales milestone payments). Any such undisputed amounts shall be due and payable within thirty (30) days after termination. If Cytogen is permitted to sell its inventory of Licensed Product pursuant to Section 12.9, then Cytogen shall pay Savient royalties pursuant to
Section 6.2 and sales milestones pursuant to Section 6.4 for any cumulative sales milestones achieved after termination (during the Tail Period). Such payments shall be paid within [**] of the end of the calendar quarter during which such sales were made or during which such sales milestone was achieved.

     6.7   Sublicenses.  Any Net Sales or gross sales by a  Cytogen  sublicensee
           -----------
shall be treated as Net Sales and gross sales, respectively, of Cytogen, for the purposes of payments under this Article VI. If Cytogen grants any sublicenses under this Agreement, then Cytogen shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Agreement, but Cytogen shall remain responsible to Savient for the performance by such sublicensee of any and all terms.

     6.8   Interest.  In the event that Cytogen is late in paying to Savient any
           --------
amounts due under this Agreement within the applicable time period set forth herein, such payment shall bear interest at the average one-month London Interbank Offered Rate (LIBOR) as reported by Datastream (or a successor or similar organization) from time to time, unless such amounts are being disputed by Cytogen in good faith.

                     VII. PAYMENTS, REPORTS, AND ACCOUNTING
                          ---------------------------------

     7.1   Monthly Royalty Payments and Reports. Cytogen agrees to make payments
           ------------------------------------
within [**] after the end of each calendar quarter covering all sales of Licensed Product in the Territory by Cytogen for which invoices were sent during such calendar quarter. Cytogen agrees to provide written reports to Savient within [**] after the end of each calendar month covering all sales of Licensed Product in the Territory by Cytogen for which invoices were sent during such calendar month. Each report shall state for the period in question:

           (a) for Licensed Product disposed of by sale, the gross sales of Licensed Product, and the detailed calculation of Net Sales;

           (b) for Licensed Product disposed of other than by sale, the quantity, description, and nature of the disposition; and

           (c) the calculation of the amount due to Savient for such month pursuant to Article VI.

     7.2   Accounting.  Cytogen agrees to keep  full, clear and accurate records
           ----------
for a period of at least [**], setting forth the sales and other disposition of Licensed Product in sufficient detail to enable royalties and compensation payable to Savient hereunder to be determined.

     7.3   Audit.  Cytogen further agrees to permit its books and  records to be
           -----
examined by a nationally recognized independent certified public accounting firm selected by Savient and reasonably acceptable to Cytogen and retained solely for the purpose of auditing the same at Savient's expense to verify records provided for in this Article VII. Such audit shall be conducted exclusively for the purpose of verifying the accuracy of reports delivered by Cytogen to Savient pursuant to Sections 7.1 and 7.2 and the accuracy of Cytogen's determination of the amounts payable or paid by Cytogen to Savient hereunder. Such audit shall not be performed more frequently that [**] nor more frequently than [**] with respect to records covering any specific period of time. Such examination is to be made at the expense of Savient, except in the event that the results of the audit reveal a discrepancy in favor of Cytogen of [**] or more over the period being audited, in which case reasonable audit fees for such examination shall be paid by Cytogen. Cytogen shall pay to Savient within thirty (30) days after the delivery of the accountant's report pursuant to this Section any undisputed amounts determined by the accountant, and verified by Cytogen, to be payable by Cytogen to Savient. If the accountant determines that Cytogen has overpaid Savient, Savient shall, at the election of Cytogen, credit Cytogen in an amount equal to such overpayment on the immediately succeeding invoice rendered to Cytogen, or pay Cytogen such amount within [**] after receipt of an invoice therefor.

     7.4   Methods of Payments.  All payments due under this  Agreement shall be
           -------------------
paid in United States dollars by wire transfer to a bank in the United States designated in writing by Savient. For the purpose of Net Sales for Licensed Product sold in a currency other than United States dollars, Cytogen shall convert the amount of Net Sales in foreign currencies using the average exchange rate (as reported by Reuters or other reliable source of exchange rate information, as agreed to by the parties) for the quarter in which the sales occurred (in the case of royalty payments) or for the relevant time period for any other payments.

     7.5   Taxes.  If provision is  made in law or  regulation of any country of
           -----
the Territory for withholding of taxes of any type, levies or other charges with respect to the any amounts payable hereunder to Savient, Cytogen shall promptly pay such tax, levy or charge for and on behalf of Savient to the proper governmental authority, and shall promptly furnish Savient with receipt of such payment. Cytogen shall have the right to deduct any such tax, levy or charge actually paid from payment due Savient or be promptly reimbursed by Savient if no further payments are due Savient. Cytogen agrees to assist Savient in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted. Cytogen shall be solely responsible for any sales or use taxes attributable to sale or disposition of Licensed Product by Cytogen, including any taxes relating to Licensed Product samples.


            VIII. OWNERSHIP OF TECHNOLOGY AND INTELLECTUAL PROPERTY
                  -------------------------------------------------

     8.1   Ownership.  Ownership of  the  Licensed  Know-How  and  the  Licensed
           ---------
Patents shall remain vested at all times in Savient. Savient expressly reserves under this Agreement all rights to use the Licensed Know-How, the Licensed Patents, the Joint Patents, and any other Savient patents to make, have made, use, import, offer to sell and sell Licensed Product outside of the Territory. Each party shall promptly disclose to the other party all Inventions made by it during the Term. The determination of inventorship for inventions shall be made in accordance with applicable laws relating to inventorship set forth in the patent laws of the United States (Title 35, United States Code).

     8.2   Savient Inventions.  As between  the parties,  Savient shall  own any
           ------------------
and all inventions invented, either solely or jointly with Third Parties, by the employees or agents of Savient, and any patents Covering such inventions. To the extent that any such patent Covers the use, importation, sale or offer to sell the Licensed Product in the Field, such patent shall be deemed a Licensed Patent, and Cytogen shall have an exclusive license to such patent pursuant to
Section 2.1(a).

     8.3   Joint  Inventions.  Savient and  Cytogen shall each  own an undivided
           -----------------
equal interest in any Joint Invention and any Joint Patents. Both parties shall at all times have the co-exclusive right within the Territory to practice, or to make, have made, use, import, offer for sale or sell any Joint Invention outside the Field under any Joint Patent, and neither party shall be obligated to account to the other. As used herein, a right to practice any Joint Patent without any obligation to account shall include the right to grant licenses without the consent of: the other party; provided that a written notice will be promptly provided. To the extent either party needs the consent of the other party to exploit its co-exclusive or exclusive rights with respect to Joint Patents, including the right to sublicense or enforce such Joint Patents, the other party shall cooperate with the party making such a request and promptly supply all needed consents, signatures and the like.

     8.4   Cytogen Technology. If during the Term, Cytogen develops any know-how
           ------------------
relating to the use, manufacture, marketing, promotion, distribution or sale of the Licensed Product (the "CYTOGEN KNOW-HOW"), Cytogen shall immediately grant a non-exclusive, non-royalty-bearing license to Savient, during the Term, in the Field, in the Territory to use such know-how for the Licensed Product in the Field; Savient and Cytogen shall mutually agree upon reasonable financial compensation to Cytogen in connection with the grant of such license to Savient for any use outside the Field or outside the Territory or after the Term. Such license shall be with immediate effect upon development of such know-how without the need for execution of a separate agreement or other formal document memorializing the grant of such license. At Savient's written request, Cytogen shall grant a license (outside the Field, or outside the Territory, or subsequent to the Term of this Agreement) to Cytogen Know-How under fair and reasonable terms to be negotiated by the parties in good faith. The royalty rate or other financial terms of any such license agreement shall be no less favorable to Savient than the royalty rate or financial terms of any license agreement between Cytogen and a Third Party relating to the same Cytogen Know-How licensed to Savient. If Cytogen, subsequent to entering into such a license agreement with Savient, licenses the same Cytogen Know-How to a Third Party under financial terms that are more favorable to the licensee than the terms of the license to Savient, the parties shall amend such license agreement to include the more favorable financial terms. This Section 8.4 shall survive termination of this Agreement.

                                IX. Trademarks.
                                    ----------

     9.1   Ownership.  Savient shall exclusively own all Licensed Trademarks and
           ---------
the Licensed  House Marks,  and shall retain the right to use the Licensed House
Marks in the Territory in connection with the marketing and Promotion of any products other than the

Licensed Product. Savient shall also retain the right to use the Licensed Trademark(s) in connection with the marketing and Promotion of the Licensed
Product outside the Field. Cytogen shall have no right to use the Licensed Trademark(s), or any other marks confusingly similar to the Licensed Trademark(s), in connection with the Promotion, sale or marketing of any product other than the Licensed Product.

     9.2   Trade Dress.  Notwithstanding  the  foregoing, as soon as  reasonably
           -----------
practicable after the Effective Date, Cytogen shall prepare and submit to Savient for Savient's approval (which shall not be unreasonably withheld, conditioned, or delayed) a sample of Cytogen's trade dress to be utilized to distribute the Licensed Products in the Territory (the "CYTOGEN TRADE DRESS") which shall be in accordance with all applicable laws. Cytogen hereby grants to Savient the right to use, with the right to grant its Affiliates the right to use, such Cytogen Trade Dress in the Territory solely for the purpose of performing its obligations under this Agreement. Cytogen shall own and retain all rights to the Cytogen Trade Dress and all goodwill associated therewith. The Cytogen Trade Dress shall be used only pursuant to the terms of this Agreement to identify, and in connection with, the distribution of the Licensed Products in the Territory, and shall not be used by either party to identify, or in connection with, the marketing of any other products. Except as otherwise set forth in this Agreement, Savient's (and its Affiliates') right to use the Cytogen Trade Dress shall automatically terminate upon the termination or expiration of this Agreement.

     9.3   Selection, Prosecution  and  Maintenance.  The parties  shall jointly
           ----------------------------------------
select a trademark or trademarks to use for marketing and Promotion of the Licensed Product in the Territory. If it has not already done so, Savient shall file trademark registration applications for the selected trademark(s) in the Territory, as the parties agree. All such applications and registrations shall be deemed to be Licensed Trademarks. Savient shall be responsible for, and have full control over, the prosecution and maintenance of the Licensed Trademark(s) and the Licensed House Marks.

     9.4   Quality Control.  Savient shall exercise full control with respect to
           ---------------
the nature and quality of the Licensed Product and shall be entitled to monitor any and all advertising and promotional materials used in connection with the Licensed Product and bearing the Licensed Trademark(s) and/or Licensed House Marks, including without limitation, advertisements, press releases, labels, tags, signs, documents, stationery and product packaging ("PROMOTIONAL MATERIALS"). Cytogen acknowledges that Savient's trademarks have established valuable goodwill and are well recognized in the minds of the relevant class of customers, and Cytogen agrees that the Licensed Products shall substantially equal to the standard of quality heretofore established and maintained by Savient and its Affiliates in the operation of its business.

           (a) At Savient's reasonable written request, Cytogen shall: (i) provide specimens of the Licensed Products, Promotional Materials and other materials reasonably sufficient to enable Savient to further monitor the quality of the Licensed Products and Promotional Materials offered by Cytogen in connection with the Licensed Trademark(s) and the Licensed House Marks; and (ii) permit Savient to inspect [**], during regular business hours and on reasonable prior written request, the portions of the premises and facilities (except with respect to current Third Party subcontractors, in such case Cytogen shall only be required to use commercially reasonable efforts to cause such Third Party to allow such inspection) where the

Licensed Products will be stored under the Licensed Trademark(s) and the Licensed House Marks.

           (b) Cytogen agrees to comply with applicable laws and regulations relating to the use of the Licensed Trademark(s), including, but not limited to, those laws and regulations which require Cytogen to indicate that it is a licensee of the Licensed Trademark(s), that Savient owns the Licensed Trademark(s) and/or Licensed House Marks, and/or that Savient is the source of the products and/or services sold thereunder.

           (c) Cytogen shall comply with all applicable international, federal, state and local laws, regulations, standards, statutes and guidelines, and obtain all foreign and domestic government approvals, pertaining to the publication, sale, distribution, provision, advertising and Promotion of the Licensed Products.

           (d) Cytogen shall not, by any act or omission, tarnish, disparage, degrade, dilute or injure the reputation of the Licensed Trademark(s) owned by Savient or its Affiliate and/or the goodwill associated therewith.

     9.5   Trademark  Marking.  If requested by Savient,  Cytogen  shall use the
           ------------------
initials "TM" (or (TM)) in association with the Licensed Trademark(s), until such time as Cytogen is informed that a form of the Licensed Trademark(s) has been registered for any one or more of the Licensed Products. Within a prompt and reasonable time thereafter, if requested by Savient, Cytogen shall use the notation (R) in association with each such registered form of the Licensed Trademark(s) for any such goods; provided that Savient shall be solely responsible for the cost of any repackaging of the Licensed Products, if applicable.

     9.6   Trademark Legend.  To the extent  practicable based on the nature and
           ----------------
size of the Promotional Material in question, Cytogen shall place on all Promotional Materials which show the Licensed Trademark(s) and/or the Licensed House Marks, including product packaging, the legend "The trademarks [list relevant trademarks] are owned by Savient Pharmaceuticals, Inc. [and/or Rosemont Pharmaceuticals Ltd.] and are licensed by Cytogen, Inc."

                             X. PATENT PROSECUTION
                                ------------------

     10.1  Savient Patents.
           ---------------

           (a) Savient shall, at its sole cost and expense, prosecute and maintain all of the patents and applications included within the Licensed Patents, to the extent it has the rights to do so. Savient shall retain control over such prosecution and maintenance, including selection of patent prosecution counsel, but will confer in good faith with Cytogen in developing and implementing a patent procurement strategy.

           (b) If Savient fails to prosecute and maintain the patents and applications included within the Licensed Patents, Cytogen shall have the right, but not the obligation, to prosecute and maintain on behalf of Savient such patents and applications (with Savient's full cooperation). In such case, Savient shall reimburse Cytogen for all reasonable costs and expenses (including attorneys' fees) associated with the prosecution of the Licensed Patents and incurred after the Effective Date. Savient shall (1) make such reimbursement payments within [**] an invoice from Cytogen detailing such costs, or (2) at the election of Cytogen, credit Cytogen in an amount equal to such reimbursement on the immediately succeeding invoice rendered to Cytogen.

           (c) Cytogen shall cooperate, in all reasonable ways, in connection with the prosecution of all patent applications included within the Licensed Patents hereunder.

     10.2  Joint Inventions.
           ----------------

           (a) The parties shall keep each other fully and promptly informed as to such Joint Inventions. Savient will have the first right of election to file priority patent applications Covering Joint Inventions in any country in the world except for the Territory and if Savient declines to file such applications then Cytogen may do so. Cytogen will have the first right of election to file priority patent applications Covering Joint Inventions in the Territory and if Cytogen declines to file such applications then Savient may do so.

           (b) The party performing the priority patent filings (the "FILING PARTY") for Joint Inventions pursuant to this Section 10.2 undertakes to perform the corresponding convention filings from case to case, after having discussed the countries for foreign filings with the other party. The party not performing the priority patent filings (the "NON-FILING PARTY") for Joint Inventions pursuant to this Section 10.2 undertakes, without cost to the Filing Party, to obtain all necessary assignment documents for the Filing Party, to render all signatures that shall be necessary for such patent filings and to assist the Filing Party in all other reasonable ways that are necessary for the issuance of the patents involved as well as for the maintenance and prosecution of such patents. The Non-Filing Party shall on request be authorized by the Filing Party to have access to the files concerning such patents in any patent offices in the world.

           (c) Should the Filing Party decide that it is no longer interested in maintaining or prosecuting a Joint Patent, it shall promptly advise the other party thereof. On the written request of such other party, such Joint Patent shall be assigned to the other party at mutually agreeable terms. If any such patents or patent applications are assigned to Cytogen, Savient and its Affiliates shall be granted a worldwide immunity from suit thereunder; and if any such patents or patent applications are assigned to Savient, Cytogen and its Affiliates shall be granted a worldwide immunity from suit thereunder.

     10.3  General Procedures.  Until termination of this Agreement, the parties
           ------------------
shall observe the following procedures for prosecution of patent applications for inventions arising from this Agreement:

           (a) As soon as one of the parties concludes that it wishes to file a patent application covering a Joint Invention, it shall immediately inform the other party thereof and consult about the filing procedures concerning such patent application. For this purpose, such party will provide the other party with the determination of inventors and scope of claims as early as possible. If a party is faced with possible loss of rights if a priority application is not filed immediately, such communications may take place promptly after filing a convention application.

           (b) The Filing Party shall be obliged to prosecute and reasonably maintain such applications and any patents resulting therefrom. On request of the Filing Party, the Non-Filing Party shall cooperate (and cause its employees, consultants and subcontractors to cooperate with the Filing Party), in all reasonable ways, in connection with the prosecution of all such patent applications relating to Joint Inventions. The Filing Party shall advise the Non-Filing Party of any substantial action or development in the prosecution of its patent applications and patents, in particular of the question of scope, the issuance of, or the rejection of, an interference involving or an opposition to any respective patent application or patent.

           (c) Inventions and other intellectual property made by either party outside the Field shall be excluded from the provisions of this Agreement and shall belong solely to the party having made the invention or other intellectual property.

     10.4  Reimbursement for Costs.
           -----------------------

           (a) Prosecution Costs. For clarity,  [**] after the Effective Date in
               -----------------
connection with the prosecution and/or maintenance in the Territory of patent applications and patents included within the Licensed Patents. [**] related to any Joint Patents incurred after the Effective Date during the Term in connection with (i) filing and prosecuting such Joint Patents (including patent applications therefor), and (ii) maintaining such Joint Patents within the Territory (including, without limitation, patent term extension).

     10.5  No Reimbursement  of  Cytogen  Prosecution  Costs.  Cytogen  shall be
           -------------------------------------------------
responsible for all costs and expenses incurred by Cytogen in connection with the prosecution and maintenance in the Territory of any patent applications and patents solely owned by Cytogen.

                     XI. ENFORCEMENT AND DEFENSE OF PATENTS
                         ----------------------------------

     11.1  Enforcement of Patent Rights.
           ----------------------------

           (a) Notice.  If  either  party  becomes  aware  of  any  Third  Party
               ------
activity in the Territory that infringes a Licensed Patent or a Joint Patent, then that party shall give prompt written notice to the other party within ten
(10) business days after gaining knowledge of such infringement or violation.

           (b) Savient's Primary  Right to Bring Action.  Savient shall have the
               ----------------------------------------
primary right, but not the obligation, to institute, prosecute or control any action or proceeding, with respect to such Third Party activity, by counsel of its own choice. If Savient institutes such an action, Cytogen shall confer with Savient, and Cytogen shall have the right (but not the obligation), at its sole option, to elect to participate in such action and to pay up to [**] of Savient's ongoing litigation expenses associated with such action. Cytogen agrees to be joined as a party to the litigation if it is necessary or strategically advantageous (as determined by the parties in consultation with their respective patent litigation counsel) for Cytogen to be included as a party. Cytogen shall bear its own costs if it is joined as a party to the litigation.

           (c) Allocation of Recovery.  In the event that Cytogen decides to pay
               ----------------------
a portion of Savient's litigation expenses as provided in Section 11.1(b), any damages or monetary awards (including any settlement payments) recovered by Savient shall first be applied to reimburse pro rata each party's reasonable litigation expenses, and the balance shall be shared by the parties in proportion to the costs and expenses borne by each party. In the event that Cytogen decides not to pay a portion of Savient's litigation expenses, any damages or monetary awards (including any settlement payments) recovered shall first be applied to reimburse Savient an amount equal to its reasonable costs and expenses in connection with such litigation, and then to reimburse Cytogen for its reasonable costs and expenses in connection with such litigation. Savient shall then retain any remaining damages or monetary award (including settlement payments), except that Cytogen shall be entitled to receive [**] of any remaining damages attributable to lost profits, with Savient receiving the remaining [**] of the lost profits award; Savient shall be entitled to receive [**] any punitive damages recovered, with Cytogen receiving the remaining [**] of the punitive damages award.

           (d) Cytogen's  Right to Bring  Action.  If Savient  fails to bring an
               ---------------------------------
infringement action under the Licensed Patents or the Joint Patents within a period of [**] after delivery of the notice set forth in Section 11.1(a), then Cytogen shall have the right, but not the obligation, to bring and control an action, with respect to such Third Party activity, by counsel of its own choice. Savient shall pay or reimburse [**] of Cytogen's ongoing litigation expenses associated with such action. Any damages or monetary awards recovered shall first be applied to reimburse Savient an amount equal to its reasonable costs and expenses in connection with such litigation, and then Savient and Cytogen shall share that portion of any remaining damages or monetary award, with Cytogen receiving [**] and Savient receiving [**]. In addition, the net proceeds of any settlement or award received by Cytogen shall be included in Net Sales for purposes of determining royalty payments and sales milestone payments for the period Cytogen received such proceeds; specifically, any amounts received as damages or in settlement of patent litigation shall be included in Net Sales during the quarter in which such amounts are received by Cytogen.

           (e) Right to  Counsel.  In any  event,  the  party  not  bringing  an
               -----------------
infringement action shall have the right to participate in such action and to be represented by counsel of its own choice. Except as otherwise set forth herein, the party not bringing such an infringement action agrees to be joined as a party to the suit, at the request and expense of the party bringing such action, and to provide reasonable assistance in any such action, at the requesting party's expense.

     11.2  Defense of Third Party Claims.
           -----------------------------

           (a) Notice. If  a patent  infringement claim  is brought  by a  Third
               ------
Party against Savient or Cytogen that any activity conducted pursuant to this Agreement or the use, manufacture, sale, offer for sale, or importation of the Licensed Product in the Field in the Territory infringes the intellectual property rights of such Third Party, such party will give prompt written notice to the other party of such claim.

           (b) Indemnification; Reimbursement.  If such claim is based solely on
               ------------------------------
the manufacture, sale, offer for sale, or importation of the Licensed Product, then Savient shall defend and hold harmless Cytogen against any such claim and any resulting suit at its expense and shall indemnify Cytogen against any resulting judgments and settlements. In such case, Savient shall have full control the defense of the lawsuit, including the selection of patent litigation counsel, provided that Savient shall not settle any claim or suit in a manner that would negatively affect Cytogen without obtaining Cytogen's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. It shall be deemed reasonable for Cytogen to withhold consent if any proposed settlement does not grant Cytogen and its Affiliates a full and unconditional release of all claims.

           (c) Cytogen's Defense of Certain Actions. Cytogen shall defend at its
               ------------------------------------
own cost any infringement suit that may be brought against Savient or Cytogen based solely on Cytogen's method of marketing, promoting, detailing, distributing or selling the Licensed Product, and shall indemnify and hold Savient harmless against any such patent or other infringement suits, and any claims, losses, damages, liabilities, expenses, including reasonable attorneys' fees and cost, that may be incurred by Savient therein or in settlement thereof. Cytogen shall have full control the defense of the lawsuit, including the selection of patent litigation counsel, provided that Cytogen shall not settle any claim or suit in a manner that would negatively affect Savient without obtaining Savient's prior written consent, which shall not be unreasonably withheld, conditioned, or delayed. It shall be deemed reasonable for Savient to withhold consent if any proposed settlement does not grant Savient and its Affiliates a full and unconditional release of all claims.

     11.3  Right to Counsel. Each party to this Agreement  shall always have the
           ----------------
right to be represented by counsel of its own selection and its own expense in any suit or other action instituted by the other for infringement, under the terms of this Agreement.

                           XII. TERM AND TERMINATION
                                --------------------

     12.1  Term. Unless earlier terminated pursuant to the terms of this Article
           ----

XII, this Agreement shall go into effect on the Effective Date and shall continue until the later of: (i) the expiry of the last-to-expire Licensed Patent Covering the Licensed Product in the Territory; or (ii) [**] from the date of Commercial Launch of the Licensed Product in the Territory. The period of time from the Effective Date until the date of expiration or termination shall be referred to as the "TERM" (inclusive of any Renewal Term).

           (a)  Renewal  Term.  The  Term  shall  automatically  extend  for  an
                -------------
additional one (1) year period (the "Renewal Term") unless either Party notifies the other Party in writing at least [**] prior to any scheduled expiration of the original Term or any Renewal Term that the Party does not wish to extend the Term of this Agreement.

     12.2  Termination for Breach.  Each non-breaching party (the "NON-BREACHING
           ----------------------

PARTY") shall be entitled to terminate this Agreement by written notice to the other party (the "BREACHING PARTY") in the event that the Breaching Party is in default of any of its material obligations hereunder and fails to remedy such default within [**] (or, in the case of undisputed payment defaults, within [**] after provision of written notice thereof by the Non-Breaching Party. The effective date of termination under this Section 12.2 for an unremedied breach of a material obligation shall be the date [**] (or, in the case of an unremedied undisputed payment default, [**] after provision of written notice thereof by the Non-Breaching Party.

    12.3  Termination for Insolvency. Either party may terminate this Agreement
           --------------------------
upon written notice to the other party (with such termination effective upon receipt of such written notice) if:

           (a) the other party applies for, or consents to, the appointment of a receiver, custodian, trustee or liquidator of all or a substantial part of its business or assets, or a receiver, custodian, trustee or liquidator of all or a substantial part of its business or assets is actually appointed by a court of competent jurisdiction;

           (b) the other party makes a general assignment for the benefit of its creditors;

           (c) the other party commences a voluntary case under the United States Bankruptcy Code, as now or hereinafter in effect (the "BANKRUPTCY CODE"), or fails to controvert in a timely manner, or acquiesces to, any petition filed against it in an involuntary case under the Bankruptcy Code;

           (d) the other party files a petition seeking to take advantage of any
law  relating  to  bankruptcy,   insolvency,   reorganization,   winding-up,  or
composition or readjustment of debts; or

           (e) a proceeding or case is commenced against the other party in a court of competent jurisdiction, seeking the other party's liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, or similar relief under the Bankruptcy Code. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of "intellectual property" as defined thereunder. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided, however, that should Savient become a party to a bankruptcy proceeding and such proceeding is not dismissed within [**] then, to the extent permitted by law, this Agreement and the licenses granted by Savient hereunder shall be adopted by any bankruptcy trustee or relevant third party charged with the disposition of same, and shall not be rejected by same, it being the parties' intent that, in such event, Cytogen and its Affiliates and sublicensees shall be entitled to retain the rights granted to them hereunder by Savient.

     12.4  Termination   Based   on   Sales.   If   the  total    TRx (tamoxifen
           --------------------------------
prescriptions) for [**] is less than [**], then either party shall have the right, upon written notice to the other party, to demand a meeting with the other party to discuss the impact of the decline in tamoxifen prescriptions on this Agreement. In such event and after receipt of such written notice, the parties shall negotiate in good faith for a period of [**] in order to agree on the impact on this Agreement and to agree on an amendment, if appropriate, to the terms of this Agreement to account for such impact. If the parties are unable to reach an agreement after [**] of negotiation, then either party may terminate this Agreement upon [**] written notice to the other party.

     12.5  Termination  by  Savient.  Savient  shall have the right (but not the
           ------------------------
obligation), upon [**] written notice to either (i) terminate this Agreement in its entirety, or at Savient's option, (ii) convert Cytogen's exclusive license to a non-exclusive license if Cytogen ceases to market the Licensed Product in the Territory (other than for safety reasons) for a period of six months or more, except where Cytogen's inability to market the Product in the Territory is caused by Savient's or Rosemont's actions or failure to meet their obligations under this Agreement or under the Supply Agreement respectively.

     12.6  Termination  by Cytogen.  Cytogen may terminate this Agreement in its
           -----------------------
entirety, (a) upon [**] written notice, if the Licensed Product is withdrawn from the market or recalled in the Territory for safety reasons, and has been off the market for at least six
(6) months, and the parties agree that there is no reasonable prospect for the reintroduction of the Licensed Product.

     12.7  Mutual Termination. This Agreement may be terminated at any time by a
           ------------------
written agreement signed by both Parties.

     12.8  Termination for Force Majeure Event. Notwithstanding  anything to the
           -----------------------------------
contrary contained in this Agreement, in the event a force majeure event shall have occurred and be continuing for [**], the party not suffering such force majeure event shall be entitled to terminate this Agreement effective immediately upon written notice to the party suffering such force majeure event.

     12.9  Consequences of Termination.
           ---------------------------

           (a) Upon termination of this Agreement, any and all affected rights and licenses granted by Savient to Cytogen shall terminate on the effective date of termination, except as otherwise set forth herein. For avoidance of doubt, any licenses granted by Cytogen to Savient shall continue and shall survive termination of this Agreement.

           (b) Upon expiration or termination of this Agreement due to reasons other than a material breach by Cytogen, Cytogen may continue using the licenses granted hereunder to market and sell all Licensed Product which are fully manufactured and in Cytogen's (including its Affiliates') and/or its sublicensees' inventory at the date of such expiry or termination for a period of time not to exceed [**] (the "TAIL PERIOD") (provided that such sales shall be subject to the royalties and milestone payment obligations under Article VI of this Agreement, as well as all payment obligations under the Supply Agreement).

           (c) Upon termination of this Agreement, each party shall return or destroy all copies of the other party's Confidential Information, and certify to the other party that all copies of the other party's Confidential Information have been returned or destroyed.

           (d) Upon termination of this Agreement due to a material breach by Cytogen, at Savient's sole discretion, Savient may offer to purchase all or part of Cytogen's remaining inventory of Licensed Product at Cytogen's cost; provided, however, that if Savient does not purchase Cytogen's inventory, then Savient shall grant Cytogen a license to continue selling the Licensed Product for a period of time not to exceed [**], subject to Savient's receipt of royalties and milestone payments for such sales in accordance with Article VI of this Agreement, as well as all payment obligations under the Supply Agreement.

           (e) Upon expiry or termination of this Agreement for any reason other than Savient's breach, Cytogen shall assign to Savient, at no cost to Savient, all rights and title to: (i) the Cytogen Trade Dress; (ii) the Prescriber Data; and (iii) all know-how, data and information related to the marketing, Promotion or Detailing of the Licensed Product. If the Agreement is terminated because of Savient's breach, then Savient shall pay Cytogen fair and reasonable compensation to be negotiated in good faith by the parties (but not to exceed Cytogen's reasonable out-of-pocket expenses incurred in transferring such data and information) to compensate Cytogen for its transfer to Savient of the above-described rights, data and information.

     12.10 Non-Exclusive  Remedy  for  Breach.  In  the  event  of  breach,  the
           ----------------------------------
Non-Breaching Party may terminate this Agreement, as specified in Section 12.2, but may also seek damages or other remedies to which the Non-Breaching Party may be entitled. The provisions of Section 12.2 are not intended to be exclusive and are without prejudice to the rights of the parties to enforce any other rights, and seek any other remedies, which they may have under this Agreement or otherwise..

     12.11 Survival. Unless expressly  provided to the contrary,  the provisions
           --------
of Sections  2.2, 4.2, 4.7,  7.2,  7.3,  7.4,  7.5,  11.2,  12.8 and 12.10,  and
Articles VI, VIII, X, XIII, XIV and XV shall survive the termination of this Agreement and shall expire on their own terms, or if no expiration is expressly indicated therein, shall continue indefinitely.

               XIII. CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS
                     --------------------------------------------

     13.1  Treatment of Confidential Information.  Except as provided below, the
           -------------------------------------
parties agree that during the Term, and for a period of [**] thereafter, each party (the "RECEIVING PARTY") shall (i) maintain in confidence Confidential Information of the other party (the "DISCLOSING PARTY") to the same extent and with the same degree of care as the Receiving Party maintains its own proprietary information of similar kind and value (but at a minimum each party shall use commercially reasonable efforts), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosures made in confidence to any Third Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. Each party shall neither disclose to the other party nor induce the other party to use any secret or Confidential Information belonging to a Third Party.

     13.2  Exceptions. Notwithstanding the foregoing,  the Receiving Party shall
           ----------
have no such confidentiality obligations with respect to any portion of the Confidential Information of the Disclosing Party that:

           (a) at  the  time  of  disclosure  by  the  Disclosing  Party  to the
Receiving Party, was generally available to the public, or after such disclosure, becomes generally available to the public through no fault attributable to the Receiving Party or its Affiliates; or

           (b) was known to the Receiving Party or its Affiliate, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or

           (c) is   subsequently  disclosed  to   the  Receiving  Party  or  its
Affiliate, without obligation to keep it confidential, by a Third Party lawfully in possession thereof and having the right to so disclose; or

           (d) is demonstrated by the Receiving Party by competent written proof, has been independently developed by the Receiving Party or its Affiliate who do not have access to or knowledge of such Confidential Information; or

           (e) is disclosed pursuant to a court order, law, or regulation, provided that the Receiving Party provides the other party prior written notice of the required disclosure and takes reasonable steps to limit such disclosure to the minimum required by such court order, law, or regulation and to obtain, or cooperate with the other party in obtaining, a protective order or other similar order requiring that such Confidential Information be used only for the purposes required by such court order, law, or regulation.

     13.3  Authorized  Disclosures. Nothing in this Agreement shall prohibit the
           -----------------------
Receiving Party from disclosing Confidential Information of the Disclosing Party, as well as the terms and conditions of this Agreement, to:

           (a) the Receiving Party's Affiliates, officers, employees, agents, consultants, sublicensees, advisors (other than professional advisors), clinical institution and investigators, and contract manufacturers and suppliers, if any, but only on a need-to-know basis for purposes provided for in this Agreement, provided such disclosure occurs pursuant to a confidentiality agreement containing provisions at least as protective as those of this Article XIII;

           (b) the  Receiving  Party's  board  of  directors  and   professional
advisors (such as attorneys and accountants) bound by a duty of confidentiality; or

           (c) potential collaborators, acquirers or merger candidates, provided such disclosure occurs pursuant to a confidentiality agreement containing provisions at least as protective as those of this Article XIII.

     13.4  Publicity.   All  publicity,   press   releases,   and  other  public
           ---------
announcements relating to this Agreement or the performance hereunder other than publications described in Section 13.5 below shall be reviewed in advance by, and subject to the approval of, both parties (which approval shall not be unreasonably withheld, conditioned, or delayed); provided, however, that any disclosure which a party is required by law or any listing or securities trading agreement concerning its publicly traded securities, based upon advice of such party's counsel, may be made without the prior consent of the other party, although the other party shall be given prompt notice (but in no event later than the time the actual disclosure is made) of any such legally required disclosure and to the extent practicable, the disclosing party shall provide the other party an opportunity to comment on the proposed disclosure. .

     13.5  Publications.
           ------------

           (a) Each party agrees that it shall not publish or present to the public the results of non-clinical scientific studies or clinical trials related to the Licensed Product in the Field without the opportunity for prior review by the other party.

           (b) If a party (the "PUBLISHING PARTY") wishes to publish or to present to the public such results, then it shall provide the other Party (the "NON-PUBLISHING PARTY") the opportunity to review the Publishing Party's proposed abstracts, manuscripts or presentations (including public oral presentations) that relate to any Licensed Product at least [**] prior to its intended submission for publication or presentation. The Non-Publishing Party shall review the abstract, manuscript or presentation (the "PUBLICATION") to determine whether the Publication contains subject matter for which patent protection should be sought, or whether the manuscript contains Confidential Information belonging to the Non-Publishing Party. If the Non-Publishing Party consents publishing or presenting the Publication or fails to object to the Publication within

[**] after receipt of the Publication, then the Disclosing Party shall be free to submit, publish or otherwise disclose such Publication.

           (c) If the Non-Publishing Party believe the Publication discloses Confidential Information or a patentable invention belonging to the Non-Publishing Party, then prior to the expiration of the [**] period from the date of receipt of such Publication by the Non-Publishing Party, the Non-Publishing Party shall notify the Publishing Party in writing of its determination that such Publication contains Confidential Information or subject matter for which patent protection should be sought. On receipt of such written notice, the Publishing Party shall either: (i) redact any Confidential Information identified by the Non-Publishing Party (if the Non-Publishing Party's objection is that the Publication contains Confidential Information belonging to the Non-Publishing Party), or (ii) delay public disclosure or submission of the Publication for an additional period of sixty (60) days to permit preparation and filing of a patent application on the disclosed subject matter (if the Non-Publishing Party has identified potentially patentable subject matter). For clarity, a party may publicly disclose without regard to the preceding requirements of this Section 13.5 any information that was previously disclosed in a publication pursuant to this Section 13.5.

                            XIV. DISPUTE RESOLUTION
                                 ------------------

     14.1  Arbitration. Except as expressly provided herein, any claim,  dispute
           -----------
or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to binding arbitration by the American Arbitration Association ("AAA") in New Jersey, under the commercial rules then in effect for that AAA except as provided herein.

           (a) All proceedings shall be held in English and a transcribed record prepared in English.

           (b) The parties shall choose, by mutual agreement, one arbitrator within [**] of receipt of notice of the intent to arbitrate. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed on, the AAA shall make such appointment within [**] of such failure.

           (c) The award rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses, and judgment on such award may be entered in any court having jurisdiction thereof.

           (d) Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each party shall fully perform and satisfy the arbitration award within [**] of the service of the award.

     14.2  Waiver. By  agreeing  to  this  binding  arbitration  provision,  the
           ------
parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

     14.3  No Limitation  on Injunctive  Relief. Nothing in this Agreement shall
           ------------------------------------
be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the dispute as necessary to protect either party's name, proprietary information, trade secrets, know-how or any other proprietary right.

                              XV. INDEMNIFICATION
                                  ---------------

     15.1  Indemnification by Cytogen.  Cytogen agrees to defend,  indemnify and
           --------------------------
hold harmless Savient, its trustees, directors, officers, agents and employees from and against any and all Third Party suits, claims, acts, liabilities, demands, damages, expenses, and losses of any kind ("Losses"), including those resulting from death, personal injury, illness or property damage arising (i) out of the distribution, use, testing/handling, promotion, marketing, sale or storage, by Cytogen, an Affiliate of Cytogen, or any distributor, sublicensee or representative of Cytogen or anyone in privity therewith (other than Savient), of any Licensed Product in the Territory, except where such Loss is proximately caused by Savient's revisions to Promotional Materials, which revisions were specifically objected in writing to by Cytogen; (ii) out of any breach by Cytogen of any representation, warranty or covenant of this Agreement; (iii) out of any violation of applicable law by an action, policy or procedure of Cytogen or its Affiliates; or (iv) out of any negligence or willful misconduct of Cytogen or its Affiliates; in each case except to the extent that such Losses are subject to indemnification by Savient pursuant to Section 15.2.

     15.2  Indemnification by Savient.  Savient agrees to defend,  indemnify and
           --------------------------
hold harmless Cytogen, its trustees, directors, officers, agents and employees harmless from and against any and all Third Party Losses, including those resulting from death, personal injury, illness or property damage arising (i) out of the development, manufacture, distribution, use, testing/handling, promotion, marketing, storage, or sale or other disposition, by Savient, an Affiliate of Savient, or any distributor, sublicensee or representative of Savient or anyone in privity therewith (other than Cytogen), of any Licensed Product; (ii) out of any breach by Savient of any representation, warranty or covenant of this Agreement; (iii) out of any violation of applicable law by an action, policy or procedure of Savient or its Affiliates; (iv) out of any negligence or willful misconduct of Savient or its Affiliates; (v) as a result of any claim of infringement, misuse, or misappropriation of any proprietary rights of a Third Party, including patent and trademark infringement, relating to the manufacture or sale of Licensed Product, or to any of the Licensed House Marks, Licensed Know-How, Licensed Patents, or Licensed Trademarks hereunder;
(vi) out of any acts or omissions of the sales representatives of Savient (including its Affiliates) or its Third Party licensees in promoting the Licensed Product outside the Territory; or (vii) any failure by Savient to implement a withdrawal or recall of the Licensed Product in the Territory.

     15.3  Procedure.  In the event of a claim by a Third Party  against a party
           ---------
entitled to indemnification under this Agreement ("INDEMNIFIED PARTY"), the Indemnified Party shall promptly notify the other party ("INDEMNIFYING PARTY") in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party and at the Indemnifying Party's cost, entering into a joint defense agreement. The Indemnified Party may, at its option and expense, be represented in any such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party's written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

                               XVI. MISCELLANEOUS
                                    -------------

     16.1  Mutual  Representations and  Warranties.  Each party  represents  and
           ---------------------------------------
warrants to the other party hereto that, except as may otherwise be disclosed in writing to such party:

           (a) it has the full right and authority to enter into this Agreement and to perform its obligations hereunder;

           (b) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

           (c) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, subject to applicable limitations on such enforcement based on bankruptcy laws and other debtors' rights;

           (d) its execution, delivery and performance of this Agreement will not conflict in any material fashion with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

           (e) neither it, nor any of its employees or agents performing hereunder, are listed on the debarment list maintained by the FDA pursuant to 21 U.S.C. ss. 335(a) and ss. 335(b).

           (f) such party has obtained all consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement; and

           (g) no agent, broker, investment banker, financial advisor or other person, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement from such party.

     16.2  Cytogen Covenants, Representations and Warranties.
           -------------------------------------------------

           (a) Compliance with Law. Cytogen covenants that it shall comply,  and
               -------------------
cause its employees, sublicensees and agents to comply, with all federal, state, provincial, territorial, governmental, and local laws, rules, and regulations applicable to the Promotion, Detailing, and commercialization of the Licensed Product, including without limitation, with respect to the Territory, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of

1938,   as  amended  (the  "ACT"),   the  Health   Insurance   Portability   and
Accountability Act ("HIPAA"), the Federal Anti-Kickback Statute, and any applicable FDA regulations relating to sampling practices.

           (b) Financial  Condition.  Cytogen  represents  and warrants  that it
               --------------------
presently has the financial and operational resources to commercialize the Licensed Products in the Territory in accordance with this Agreement. Cytogen further represents and warrants that, as of December 31, 2005, Cytogen had on hand approximately $30.3 million in cash, cash equivalents and short-term investments.

     16.3  Savient Covenants, Representations and Warranties
           -------------------------------------------------

           (a)  Exclusivity,  NDA  and  Intellectual  Property.  Savient  hereby
                ----------------------------------------------
represents and warrants to Cytogen that, with respect to the Licensed Product, as of the Effective Date: (i) it has not previously granted, and is not currently obligated to grant, to any Third Party the rights granted to Cytogen hereunder in the Field in the Territory with respect to the Licensed Product,
(ii) NDA # 21-807 is owned by Savient and is in effect with respect to the Licensed Product, (iii) Savient Controls all patents and patent applications listed on Schedule 1.24, and (iv) to the best of Savient's knowledge as of the Effective Date, no person other than Savient or its Affiliates has any right, title or interest in any of the Licensed Know-How or Licensed Patents, in each case Controlled by Savient or its Affiliates as of the Effective Date.

           (b) Compliance with Law. Savient covenants that it shall comply,  and
               -------------------
cause its employees and agents to comply, with all federal, state, provincial, territorial, governmental, and local laws, rules, and regulations applicable to the development, manufacture, Promotion, use and sale of the Licensed Product, including without limitation, with respect to the Territory, the Prescription Drug Marketing Act, the Act, HIPAA, the Federal Anti-Kickback Statute, and any applicable FDA regulations in connection therewith. Savient and its Affiliates have complied, and will continue to comply, in all material respects, with all applicable laws, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees, including the Act, in the development, manufacture, Promotion, use and sale of the Licensed Products in the Territory.

     16.4  Assignment.
           ----------

           (a) By Cytogen. Cytogen may assign this  Agreement  and the  licenses
               ----------
herein granted to: (i) any Affiliate without Savient's consent; (ii) any Third Party purchaser of all or substantially all of Cytogen's business to which this Agreement relates, without Savient's consent but with prior written notice to Savient at least sixty (60) days prior to consummation of such transaction; or
(iii) any Third Party other than a Third Party purchaser of Cytogen's business, only with the prior written consent of Savient, such consent not to be unreasonably withheld; provided, however, that, in all cases, Cytogen remains fully liable for the performance of its obligations hereunder by such assignee.

           (b) By  Savient.  Savient  may assign this  Agreement  and its rights
               -----------
hereunder to: (a) any Affiliate without Cytogen's consent, provided that Savient remains fully liable for the performance of its obligations hereunder by such Affiliate, (b) any Third Party purchaser of all or substantially all of Savient's business to which this Agreement relates or of all or substantially all of Rosemont's business to which this Agreement relates, without Cytogen's consent; or (c) any Third Party other than a Third Party purchaser of Savient's business, only with the prior written consent of Cytogen, such consent not to be unreasonably withheld. If Savient assigns this Agreement to a Third Party purchaser of Savient's or Rosemont's business, then Savient shall ensure that such Third Party purchaser agrees to be responsible for the obligations set forth in this Agreement to the extent that such obligations are incurred after the effective date of such assignment.

           (c) This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

     16.5  Entire  Agreement;   Modification.   This  Agreement  (including  its
           ---------------------------------
schedules, exhibits and appendices) together with the Supply Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes all previous agreements, whether written or oral. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

     16.6  Force  Majeure.  If  either  party  is  delayed,  interrupted  in  or
           --------------
prevented from the performance of any obligation hereunder by reason of force majeure, including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, governmental enactment, rule or regulation, or any other cause beyond such party's control, such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the force majeure which occasioned the delay, interruption or prevention. The party invoking such force majeure rights of this Section 16.6 must (a) notify the other party by courier or overnight dispatch (e.g., Federal Express) within a period of [**] of both the first and last day of the force majeure unless the force majeure renders such notification impossible in which case notification will be made as soon as possible and (b) uses commercially reasonable efforts to cause the event of the force majeure to terminate, be cured or otherwise ended, to the extent possible.

     16.7  Severability.  If any provision of this Agreement is declared invalid
           ------------
by an arbitrator pursuant to Article XIV or by a court of last resort or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties, and, failing such amendment, either party may submit the matter to arbitration for resolution pursuant to Section 14.1.

     16.8  Notices. Any notice or report required or permitted to be given under
           -------
this Agreement shall be in writing and shall be mailed by certified or registered mail, or telexed or telecopied and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

     If to Savient:           Savient Pharmaceuticals, Inc.
                              One Tower Center, 14th floor
                              East Brunswick, New Jersey 08816
                              Attention:  Chief Executive Officer

     with a copy to:          Savient Pharmaceuticals, Inc.
                              One Tower Center, 14th floor
                              East Brunswick, New Jersey 08816
                              Attention: General Counsel

     with a second copy to:   Rosemont Pharmaceuticals Ltd.
                              Rosemont House, Yorkdale Industrial Park
                              Braithwaite Street
                              Leeds LS11 9XE
                              England
                              Attention: Managing Director

     If to Cytogen:           Cytogen Corporation
                              650 College Road East, Suite 3100
                              Princeton, New Jersey 08540
                              Attention:  Chief Executive Officer

     with a copy to:          Morgan, Lewis & Bockius LLP
                              502 Carnegie Center
                              Princeton, New Jersey 08540
                              Attention:  Randall B. Sunberg, Esq.

     16.9  Choice of Law. The validity, performance, construction, and effect of
           -------------
this Agreement shall be governed by the laws of the State of New Jersey without regard to any conflicts of law principles.

     16.10 Publicity.   The  parties  agree  to   issue  press  releases  in  an
           ---------
agreed-upon form and format concerning their entry into this Agreement, with the content of such releases to be approved in advance by the parties. In all other respects, no party to this Agreement shall use the name of the other parties in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, no party hereto shall publicly disclose the terms of this Agreement or its terms and conditions unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure is authorized, the parties will work together to develop a mutually acceptable disclosure.

     16.11 Further  Assurances.  The parties agree to reasonably  cooperate with
           -------------------
each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

     16.12 Expenses.  Except as otherwise  expressly provided in this Agreement,
           --------
each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

     16.13 Independent Contractor. Neither party is, nor will be deemed to be an
           ----------------------
employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

     16.14 No  Waiver.  Any  omission  or delay by  either  party at any time to
           ----------
enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other party, shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement. Any waiver by a party of a particular breach or default by the other party shall not operate or be construed as a waiver of any subsequent breach or default by the other party.

     16.15 No Implied Licenses. Except as expressly provided herein, no right or
           -------------------
license under any patent application, issued patent, trademark, know-how or other proprietary information is granted, or shall be granted, by implication.

     16.16 No Strict Construction.  This Agreement has  been prepared jointly by
           ----------------------
the parties and shall not be strictly construed against either party.

     16.17 Headings.  The captions used  herein are inserted for  convenience of
           --------
reference only and shall not be construed to create obligations, benefits, or limitations.

     16.18 Counterparts.  This Agreement may be executed in counterparts, all of
           ------------
which taken together shall be regarded as one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.


      (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS.)

     IN WITNESS WHEREOF, the parties have executed this Exclusive Distribution Agreement through their duly authorized representatives to be effective as of the Effective Date.



SAVIENT PHARMACEUTICALS, INC.                 CYTOGEN CORPORATION



By: /s/ Philip K. Yachmetz                    By: /s/ William J. Thomas
   --------------------------------------       --------------------------------

Name: Philip K. Yachmetz                      Name:  William J. Thomas
    -------------------------------------          -----------------------------

Title:  EVP, and Chief Business Officer       Title: SVP & General Counsel
      -----------------------------------           ----------------------------

Date: April 21, 2006                          Date: April 21, 2006
    -------------------------------------          -----------------------------

                                  SCHEDULE 1.24

                                LICENSED PATENTS
                                ----------------


--------------------------------------------------------------------------------

TITLE               INVENTOR     APP. NO.    FILING DATE  PATENT NO.  ISSUE DATE
--------------------------------------------------------------------------------

Oral Liquid         Roger Tully  09/106,172  6/26/98      6,127,425   10/3/00
Medicine Solution
--------------------------------------------------------------------------------

                                  SCHEDULE 1.26

                               LICENSED TRADEMARKS
                               -------------------

--------------------------------------------------------------------------------

TRADEMARK      APP. NO.         FILING DATE          REG. NO.        ISSUE DATE
--------------------------------------------------------------------------------

SOLTAMOX       78/401,536       4/14/04              N/A             N/A
--------------------------------------------------------------------------------

                                    EXHIBIT A

                    FORM OF MANUFACTURE AND SUPPLY AGREEMENT
                    ----------------------------------------